EXHIBIT 11
                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 60 to the Registration Statement on Form N1-A of Composite Growth & Income Fund (Composite Equity Series, Inc.) of our report dated November 24, 1997, on the financial statements and financial highlights included in the October 31, 1997, Annual Report to Shareholders of Composite Growth & Income Fund. We further consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and "Independent Public Accountants" in the Statement of Additional Information.

/s/ LeMaster & Daniels PLLC
LeMaster & Daniels PLLC
Spokane, Washington
January 16, 1998